UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of The Securities Exchange Act of 1934

December 4, 2014

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 4, 2014, NewStar TRS I LLC (“NewStar TRS”), a newly-formed, wholly-owned financing subsidiary of NewStar Financial, Inc. (the “Company”), entered into a total return swap, or TRS, for senior secured floating rate loans with Citibank, N.A. (“Citibank”).

The TRS with Citibank enables the Company, through NewStar TRS, to obtain the economic benefit of the loans subject to the TRS, despite the fact that such loans will not be directly held or otherwise owned by the Company or NewStar TRS, in return for an interest-type payment to Citibank. Accordingly, the TRS is analogous to the Company utilizing leverage to acquire loans and incurring an interest expense to a lender.

The Company will act as the manager of NewStar TRS under the TRS, and as such will select specific loans to be subject to the TRS. The terms of the TRS are governed by an ISDA 2002 Master Agreement, the Schedule thereto and Credit Support Annex to such Schedule, and the Confirmation exchanged thereunder, between NewStar TRS and Citibank, which collectively establish the TRS, and are collectively referred to herein as the “TRS Agreement”.

Pursuant to the terms of the TRS Agreement, and subject to conditions customary for transactions of this nature, NewStar TRS may select a portfolio of loans with a maximum market value (determined at the time each such loan becomes subject to the TRS) of $75,000,000, which is also referred to as the maximum notional amount of the TRS. Each individual loan must meet criteria described in the TRS Agreement. NewStar TRS will receive from Citibank all interest and, subject to limitations described in the TRS Agreement, all fees payable in respect of the loans included in the portfolio. NewStar TRS will pay to Citibank interest at a rate equal to one-month LIBOR + 1.60% per annum. In addition, upon the termination or repayment of any loan subject to the TRS, NewStar TRS will either receive from Citibank the appreciation in the value of such loan, or pay to Citibank any depreciation in the value of such loan.

Citibank may terminate the TRS on or after the first anniversary of the effectiveness of the TRS. The Company may terminate the TRS on behalf of NewStar TRS at any time upon providing 10 days prior notice to Citibank. Any termination by the Company on behalf of NewStar TRS prior to the first anniversary of the effectiveness of the TRS will result in payment of an early termination fee to Citibank. The early termination fee shall equal the present value of interest payments at a rate equal to 1.60% based on 85% of the maximum notional amount of $75,000,000, payable from the termination date until the first anniversary of the effectiveness of the TRS.

NewStar TRS is required to pay a minimum usage fee in connection with the TRS of 1.60% on the average daily unused amount which falls below 85% of the maximum notional amount and is required to pay an undrawn fee of 0.15% on the lesser of (a) the unused amount or (b) 15% of the maximum notional amount. Such minimum usage and undrawn fees will not apply during the first 90 days of the term of the TRS.

NewStar TRS is required to initially cash collateralize a specified percentage of each loan (generally 35% of the market value of such loan) included under the TRS in accordance with margin requirements described in the TRS Agreement. NewStar TRS may be required to post additional collateral from time to time as a result of a decline in the mark-to-market value of the portfolio of loans subject to the TRS. The obligations of NewStar TRS under the TRS Agreement are non-recourse to the Company and the Company’s exposure under the TRS Agreement is limited to the value of the Company’s investment in NewStar TRS, which generally will equal the value of cash collateral provided by NewStar TRS under the TRS Agreement.

In connection with the TRS, NewStar TRS has made customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar transactions. In addition to customary events of default and termination events included in the form ISDA 2002 Master Agreement, the TRS Agreement contains certain termination events including, without limitation: (a) a failure of any loan to satisfy the obligation criteria for at least 30 days; (b) a failure to post initial cash collateral or additional collateral as required by the TRS Agreement; (c) a default by NewStar TRS with respect to indebtedness in an amount equal to or greater than the lesser of $10,000,000 and 2% of the Company’s consolidated net worth at such time; (d) a merger of NewStar TRS or the Company meeting certain criteria; (e) the Company or NewStar TRS amending their respective constituent documents to alter their investment strategy in a manner that has or could reasonably be expected to have a material adverse effect; and (f) the Company ceasing to be the manager of NewStar TRS or to have authority to enter into transactions or terminate under the TRS Agreement on behalf of NewStar TRS.

The foregoing descriptions of the TRS, the ISDA 2002 Master Agreement and the Confirmation Letter Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the ISDA 2002 Master Agreement, attached hereto as Exhibit 10.1, and the full text of the Confirmation, attached hereto as Exhibit 10.2.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	ISDA 2002 Master Agreement, together with the Schedule thereto and Credit Support Annex to such Schedule, each dated as of December 4, 2014, by and between NewStar TRS I LLC and Citibank, N.A.

10.2	Confirmation Letter Agreement, dated as of December 4, 2014, by and between NewStar TRS I LLC and Citibank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: December 9, 2014	By:	/s/ John Kirby Bray
John Kirby Bray
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	ISDA 2002 Master Agreement, together with the Schedule thereto and Credit Support Annex to such Schedule, each dated as of December 4, 2014, by and between NewStar TRS I LLC and Citibank, N.A.

10.2	Confirmation Letter Agreement, dated as of December 4, 2014, by and between NewStar TRS I LLC and Citibank, N.A.